                          SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             L. B. FOSTER COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed
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         the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                              L.B. FOSTER COMPANY

                                               415 Holiday Drive

   [LOGO OF L.B. FOSTER COMPANY]         Pittsburgh, Pennsylvania 15220
                                 ------------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 9, 2001

   To the Stockholders:

     L.B. Foster Company will hold its annual stockholders' meeting at the Radisson Hotel Green Tree, 101 Marriott Drive, Pittsburgh,
   Pennsylvania on Wednesday, May 9, 2001 at 11:00 a.m., local time, for the purposes of:

     1.  Electing a board of five directors for the ensuing year.

     2.  Approving the 1998 Long-Term Incentive Plan as Amended and
         Restated.

     3. Approving the appointment of Ernst & Young, LLP as our independent auditors for 2001.

     4. Any other matters that properly come before the stockholders at the meeting.

     Only holders of record of common stock at the close of business on March 29, 2001 will be entitled to vote at the meeting or at any adjournment thereof. The stock transfer books will not be closed. The list of stockholders entitled to vote will be available for examination by any stockholder, during ordinary business hours, at the Company's principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania, 15220, for a period of ten days prior to the meeting.

     Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

                                          /s/ David L. Voltz
                                          Secretary

   Pittsburgh, Pennsylvania
   April 5, 2001

                              L.B. FOSTER COMPANY

                                 ------------

                                PROXY STATEMENT

                                 ------------

                              GENERAL INFORMATION

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the "Company") for use at the annual meeting of stockholders to be held May 9, 2001 and at any adjournment thereof. This proxy statement, the enclosed form of proxy and the Company's 2000 Annual Report were mailed to stockholders on or about April 5, 2001. Any proxy given pursuant to this solicitation may be revoked at any time before its use by written notice of revocation delivered to the Company at its principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220, attention: Secretary, or by attendance at the meeting and voting in person.

  The presence, in person or by proxy, of the record holders of a majority of the Company's outstanding common stock is necessary to constitute a quorum. On March 29, 2001, the record date for entitlement to vote at the meeting, there were 9,438,112 shares of common stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 4,719,057 shares. Where a stockholder's proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such stockholders are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

  Only holders of record of the common stock at the close of business on March 29, 2001, are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such stockholders will have one vote for each share held on that date. The common stock does not have cumulative voting rights. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. The approval of the 1998 Long-Term Incentive Plan as Amended and Restated, the appointment of Ernst and Young, LLP as the Company's independent auditors for 2001 and other matters shall require that more votes be cast in favor of the item than are cast against the item.

  If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the five nominees named herein as directors, FOR the approval of the 1998 Long-Term Incentive Plan as Amended and Restated and FOR approval of the independent auditors for 2001.

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by officers or employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse them for their expenses.

Stock Ownership

  The following table shows the number of shares of common stock beneficially owned by:

  . each person who has reported beneficial ownership of more than 5% of the Company's common stock;

  . each director;

  . each executive officer named in the Summary Compensation Table on page
  11; and

  . the directors and executive officers as a group.

  Information concerning the owners of more than 5% of the Company's common stock is based upon the latest report furnished to the Company and may not be current.

                                                    Number of
                                                     Shares      Percent of
Name                                                Owned (a)    Shares (b)
----                                                ---------    ----------
More Than 5% Stockholders:

 Artisan Partners Limited Partnership (c)             898,800(d)    9.52

 Dimensional Fund Advisors Inc. (c)                   804,700(e)    8.53

 The TCW Group, Inc. (c)                              526,800       5.58

 Royce and Associates (c)                             515,500       5.46

Directors:

 Lee B. Foster II                                     402,034       4.17

 Henry J. Massman IV                                   18,581       0.20

 John W. Puth                                          84,498       0.89

 William H. Rackoff                                    39,498       0.42

 Richard L. Shaw                                       45,498       0.48

Executive Officers:

 Alec C. Bloem                                         27,682       0.29
  Senior Vice President--Concrete Products

 Stan L. Hasselbusch                                  133,826       1.41
  President and Chief Operating Officer

 Roger F. Nejes                                        90,339       0.95
  Senior Vice President--Finance and Administration
   and Chief Financial Officer

 Gary E. Ryker                                         22,500       0.24
  Executive Vice President--Rail Products

All Directors and Executive Officers as a Group     1,091,426      10.89

------
(a) This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned. It includes shares which the named person or group had the right to acquire within 60 days after March 29, 2001 through the exercise of stock options (202,500 for Mr. Foster, 15,000 for Mr. Massman, 40,000 for Mr. Puth, 25,000 for Mr. Rackoff, 40,000 for Mr. Shaw, 85,500 for Mr. Hasselbusch, 48,750 for Mr. Nejes, 12,500 for Mr. Ryker, 8,750 for Mr. Bloem, and 580,750 for the directors and executive officers of the Company as a group).

(b) The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after March 29, 2001 have been acquired and are outstanding.

(c) The address of Artisan Partners Limited Partnership is 1000 North Water Street, Los Angeles, CA 90017, the address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401, the address of The TCW Group, Inc. is 865 South Figuero Street, Los Angeles, California 90017 and the address of Royce and Associates, Inc. is 1414 Avenue of Americas, New York, NY 10019.

(d) These shares reportedly have been acquired on behalf of discretionary clients of Artisan Partners Limited Partnership.

(e) These shares reportedly are owned by investment advisory clients for which Dimensional Fund Advisors, Inc. serves as investment manager.

                             ELECTION OF DIRECTORS

  A board of five directors is to be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Information concerning the nominees is set forth below. The nominees are currently serving on the Board of Directors.

 Nominee
 -------
 Lee B. Foster II    Mr. Foster, age 54, has been Chief Executive Officer and a director of the Company since 1990. Mr. Foster is a
                     director of Wabtec Corporation, a manufacturer of
                     components for locomotives, freight cars and passenger
                     transit vehicles. Wabtec Corporation also provides
                     aftermarket services, including locomotive and freight car maintenance.

 Henry J. Massman IV Mr. Massman, age 38, has been a director of the Company since November, 1998. He has been President and Chief
                     Executive Officer of Massman Construction Co., Inc., a heavy civil, bridge and marine contractor, since 1988.

 John W. Puth        Mr. Puth, age 72, has been a director of the Company since
                     1977. He is a managing member of J.W. Puth Associates, LLC and a general partner of BVCF III and BVCF IV
                     (institutional venture capital funds). Mr. Puth is a
                     director of BWAY Corporation (a container manufacturer),
                     US Freightways, Inc. (trucking logistics and freight
                     forwarding), A.M. Castle, Inc. (metal fabrication and
                     distributor) and several private manufacturing companies.

 William H. Rackoff  Mr. Rackoff, age 52, has been a director of the Company since 1996. Mr. Rackoff has been President of Asko, Inc., which manufactures custom engineered tooling for the metalworking industry, since 1991 and became Chief
                     Executive Officer of Asko, Inc. in 1995.

 Richard L. Shaw     Mr. Shaw, age 73, has been a director of the Company since
                     1992. He has served as Chairman of the Board of Michael
                     Baker Corporation, an engineering and construction
                     company, since 1991. Mr. Shaw is also the Chief Executive
                     Officer of Michael Baker Corporation.

  The foregoing nominees were nominated by the Board of Directors and have expressed their willingness to serve as directors if elected. However, should any of such persons be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

Board and Committee Meetings

  The Board of Directors held nine meetings during 2000. Each incumbent nominee attended more than seventy-five percent of the total number of meetings held by the Board of Directors and the committees of the Board on which he served.

  Messrs. Puth (Chairman) and Foster constitute the Executive Committee of the Board of Directors. The Audit Committee is composed of Messrs. Shaw (Chairman), Puth and Rackoff, the Personnel & Compensation Committee is composed of Messrs. Puth (Chairman), Massman and Shaw, and the Option Committee is composed of Messrs. Puth, Rackoff and Shaw.

  The Audit Committee, which held two meetings during 2000, is responsible for reviewing, with the independent auditors and management, the work and findings of the auditors as well as the effectiveness of the Company's internal auditing department and the adequacy of the Company's internal controls and the accounting principles employed in financial reporting. The Personnel & Compensation Committee, which met on six occasions in 2000, is responsible for reviewing and approving all general employee benefit programs and recommending for approval officer compensation and organizational changes. The Option Committee, which met four times in 2000, is responsible for the administration of the Company's stock option plan. The Company has no standing nominating committee of the Board of Directors. The Executive Committee did not meet in 2000.

Directors' Compensation

  Outside directors are paid a base annual fee plus $1,000 for each board meeting attended and $500 for each committee meeting attended. The cash component of the base annual fee was reduced from $14,000 to $7,000 on July 1, 2000 and commencing on July 1, 2000 each outside director receives restricted Company stock valued at $3,500 in both July and January. No compensation is paid for participating in special telephonic meetings or executing unanimous consents in lieu of meetings. Each outside director, automatically is awarded annually a non-qualified option to acquire up to 5,000 shares of the Company's common stock after the annual stockholders' meeting and following the annual meeting in 2000 Messrs. Massman, Rackoff, Puth and Shaw were each awarded an option to acquire up to 5,000 shares of the Company's common stock at $3 5/8 per share. Management directors receive no separate compensation for their services as directors.

                 APPROVAL OF THE 1998 LONG-TERM INCENTIVE PLAN
                            AS AMENDED AND RESTATED

  The 1985 Long-Term Incentive Plan as Amended and Restated ("1985 Plan") provides for the granting of options to acquire up to 1,500,000 shares of the Company's common stock. As of March 29, 2001 there were only 3,550 shares available for future option grants under the 1985 Plan. The 1985 Plan will expire January 1, 2005 unless earlier terminated by the Board of Directors.

  The 1998 Long-Term Incentive Plan as Amended and Restated was approved by the stockholders at the annual meeting on May 20, 1999. That plan provided for the issuance of options to acquire up to 450,000 shares of the Company's common stock. As of March 29, 2001, there were only 14,500 shares available for future option grants under that plan. On February 24, 2001, the Board of Directors adopted, subject to stockholder approval, a revised 1998 Long-Term Incentive Plan as Amended and Restated (the "Plan") which, among other things, increased the number of shares of common stock which may be issued under the Plan from 450,000 to 900,000.

  The purpose of the Plan is to provide financial incentives for selected key personnel and directors and to enable the Company to offer competitive compensation to them.

Administration

  The Plan is administered by a Committee consisting of either (a) at least two "non-employee" directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934) or (b) the full Board of Directors. The Committee currently consists of Messrs. Puth, Rackoff and Shaw. Within the parameters set forth in the Plan, the Committee has the authority to determine those key employees or directors who shall receive a discretionary award and the terms and conditions of each such award. The Committee may also prescribe regulations for the operation of the Plan and interpret the Plan and option agreements issued under the Plan. In addition to discretionary awards made by the Committee, non-employee directors automatically shall be awarded options to acquire up to 5,000 shares of common stock after each annual shareholders meeting. These automatic awards are described below under "Automatic Stock Options."

General

  Up to 900,000 shares of common stock of the Company may be issued under the Plan, which may include newly issued or treasury shares. An option's exercise price must be at least the closing market price of the shares on the day before the option is granted. Each option must be evidenced by a stock option agreement in a form prescribed by the Committee. Options granted under the Plan are not transferable other than by will or the laws of descent and distribution.

  The number and price of shares subject to outstanding options are subject to appropriate adjustment for stock splits, stock dividends, reverse splits, reclassifications and other similar events. The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all plans of the Company) shall not exceed $100,000.

  Awards under the Plan consist of incentive stock options ("ISOs") and non-qualified stock options ("NSOs"). Under the current tax law, only NSOs may be granted to non-employee directors.

Automatic Stock Options

  Commencing in the year 2000, immediately after each annual meeting of shareholders each non-employee director who is elected at the meeting or whose term in office continues after the meeting will automatically be granted an option to purchase up to 5,000 shares of common stock, subject to adjustment for any future stock splits, stock dividends, reverse splits, reclassifications or other similar events (the "Automatic Options"). The Automatic Options will have an exercise price per share equal to the last reported sale price of the common stock on the Nasdaq National Market before the date of the meeting, will have a term of 10 years and will be immediately exercisable. The Automatic Options may be exercised only upon payment to the Company of the full amount of the exercise price of the shares with respect to which the option is exercised. No stock appreciation rights may be awarded in conjunction with an Automatic Option.

  When a director has served less than five years, the director may exercise his or her options only within one year after termination of service, unless the director's service is terminated due to death, disability or retirement with the consent of the Company, in which case the options may be exercised during their full ten year term. A director who has served five years or longer may exercise his or her options during their full ten year term. Notwithstanding the foregoing, if a director is removed for cause, all of his or her options shall immediately terminate.

  Messrs. Massman, Puth, Rackoff and Shaw currently are the Company's non-employee directors.

Discretionary Stock Options

  In addition to the Automatic Options, stock options may be granted to key personnel and directors, including both employee directors and non-employee directors, in the discretion of the Committee ("Discretionary Options"). Discretionary Options granted to directors are hereinafter referred to as "Director Options." Discretionary Options are subject to the following provisions of the Plan, and the terms and provisions of such options need not be uniform:

  . Eligibility

  Discretionary Options may be granted by the Committee to directors or to key employees who occupy a responsible executive, sales, professional or administrative position and, in the Committee's view, have the capacity to contribute to the success of the Company. In addition to the Company's non-employee directors, the Company has about 65 employees, out of approximately 743 total employees, whose grade level makes them likely candidates for option awards.

  . Exercise Price

  The exercise price of Discretionary Options is determined by the Committee, but shall be not less than the last reported sale price of the common stock on the Nasdaq National Market before the date of grant. The exercise price is payable in cash or other medium acceptable to the Company.

  . Term

  The term of Discretionary Options is determined by the Committee, but shall not exceed 10 years from the date of grant. Director Options have the same early-termination provisions as Automatic

Options. Except as otherwise provided in the option agreement, all other Discretionary Options will terminate 30 days after termination of the participant's employment with the Company for any reason other than death, disability or retirement with the consent of the Company.

  . Vesting

  Director Options are immediately exercisable. Except as otherwise provided in the option agreement, all other Discretionary Options may be exercised in cumulative annual installments, each for one-fourth of the total optioned shares, commencing one year from the date of grant.

  . Stock Appreciation Rights

  Stock appreciation rights ("SARs") may be awarded at any time prior to six months before a Discretionary Option's expiration date, and shall represent the right to receive payment of an amount not greater than the amount, if any, by which the average of the reported high and low sales prices of the Company's common stock on the trading day immediately preceding the date of exercise of the SAR exceeds the option exercise price. An SAR is exercisable only under the same terms and conditions as the option to which it is related and is exercisable only when the value of a share of Company stock subject to the option exceeds the option exercise price. Exercise of an SAR cancels the related option. Unless the holder instructs otherwise, an SAR shall automatically be exercised on the last trading day prior to expiration of the related option.

Amendments and Termination

  The Board of Directors may at any time amend the Plan or amend any outstanding option for purposes of satisfying the requirements of any changes in applicable laws or regulations or, in the case of Discretionary Options, for any other purpose which may at the time be permitted by law. The Board may not, however, amend the Plan if the amendment would result in Rule 16b-3 becoming inapplicable to any options.

  The Board may terminate the Plan at any time. In the event of a consolidation or merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board, all outstanding stock options and SARs shall thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (i) make all outstanding options and SARs immediately exercisable or (ii) arrange to have the surviving corporation grant to the participants replacement options and SARs on terms which the Board shall determine to be fair and reasonable.

Federal Income Tax Consequences

  Under the Internal Revenue Code of 1986, as amended, there is no taxable income to an optionee when an ISO is granted to the optionee or when the ISO is exercised. The excess, however, of the fair market value of the underlying shares on the date of exercise over the option exercise price will be an item of tax preference and, accordingly, must be taken into account in determining whether the optionee is subject to the alternative minimum tax for the year of exercise. A portion of the tax preference, however, may be added to the optionee's tax basis for future alternative minimum tax purposes. If the optionee disposes of the shares both one year after the shares are transferred to the optionee and two years after the option is granted, any gain realized upon the disposition will be taxable as long-term capital gain. However, if the optionee does not satisfy the applicable holding period, the excess of the fair market value of the shares at the date of exercise over the option exercise price (but not exceeding the amount by which the sale price of the shares exceeds the option exercise price) will be taxable as ordinary income for the year in which the shares are disposed of. Upon the exercise of an SAR or NSO, the excess of the fair market value of the underlying shares at the date of exercise over the option exercise price for such shares will be taxable to the optionee as ordinary income. The Company will be entitled to a corresponding tax deduction for any amounts which are taxable to an optionee as ordinary income.

  Approval of the Plan will require that more votes be cast in favor of the Plan than against the Plan. The Plan is being submitted for shareholder approval in order for the options to qualify for the special tax treatment accorded ISOs, to insure that certain transactions under the Plan qualify for an exemption from the "short swing profits" provisions of the Securities Exchange Act of 1934, and to comply with the regulations of the National Association of Securities Dealers. The Company intends to register additional the common stock issuable under the Plan pursuant to the Securities Act of 1933.

  The Board of Directors recommends a vote FOR approval of the Plan.

                      APPROVAL OF APPOINTMENT OF AUDITORS

  The firm of Ernst & Young, LLP has served as the Company's independent auditors since 1990 and has been appointed as the Company's independent auditors for the fiscal year ending December 31, 2001. The Board of Directors recommends a vote FOR approval of this appointment.

Audit Fees

  Ernst & Young LLP's audit fees and expenses for the 2000 fiscal year were $134,000.

All Other Fees

  The Company also paid Ernst & Young, LLP an additional $22,750 for audit related services during 2000. Audit related services generally include fees for pension audits, business acquisitions or divestitures, accounting consultations and SEC registration statements.

                         REPORT OF THE AUDIT COMMITTEE

  Management has the primary responsibility for the financial statements and the reporting process. Pursuant to its charter attached to this Proxy Statement as Exhibit A, the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company's 2000 Annual Report with management and discussed the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

  The Committee reviewed with Ernst & Young, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with Ernst & Young the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board. The Committee considered the compatibility of nonaudit services with the auditors' independence.

  The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held two meetings during fiscal year 2000. The Committee's Chairman also reviewed with Ernst & Young and the Company's Chief Financial Officer the Company's interim reports during the fiscal year 2000.

  In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also appointed Ernst & Young as the Company's independent auditors for the year ending December 31, 2001.

                                       AUDIT COMMITTEE

                                       Richard L. Shaw, Chairman
                                       John W. Puth
                                       William H. Rackoff

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information regarding the compensation of the Company's five most highly paid executive officers (the "Named Executive Officers").

                                                                       Long-Term
                                       Annual Compensation        Compensation Awards
                                 ------------------------------- ---------------------
                                                                 Restricted
                                                    Other Annual   Stock     Options/   All Other
Name and                                     Bonus  Compensation   Awards      SARs    Compensation
Principal Position       Year    Salary ($) ($)(1)     ($)(2)      ($)(3)   (# Shares)    ($)(4)
------------------       ----    ---------- ------- ------------ ---------- ---------- ------------
Lee B. Foster II         2000     307,000    62,258      *         17,252    100,000      28,332
 Chief Executive Officer 1999     292,000    73,353      *         18,858          0      29,376
 and Chairman            1998     283,000   114,295      *         31,950     32,500      28,988

Stan L. Hasselbusch      2000     225,000    45,629      *         12,644     50,000      17,750
 President and           1999     200,000    50,241      *         12,919          0      18,162
 Chief Operating Officer 1998     175,721    82,967      *         19,837     50,000      16,081

Alec C. Bloem            2000     186,250    28,832      *          5,219     25,000      10,627
 Senior Vice President-- 1999     168,250    25,372    99,781(5)    5,236     15,000       9,142
 Concrete Products       1998(6)   58,526     9,443      *            992     10,000       1,756

Roger F. Nejes           2000     155,625    26,301      *          7,288     25,000      11,532
 Senior Vice President-- 1999     154,219    32,284    18,744(7)    8,300          0      12,732
 Finance and             1998     150,000    50,486      *         14,115     15,000      12,979
 Administration and
 Chief Financial Officer

Gary E. Ryker            2000(8)  143,926    20,284      *          5,621     50,000           0
 Executive Vice
 President--
 Rail Products

------
(1) The amounts included in this column for 2000 include, in addition to cash, the value at $3.25 per share of the Company's Stock issued to the named executive officers pursuant to the Company's 2000 bonus plan. The amounts for 1999 include $4 1/16 share of the Company's Common Stock issued to the named executive officers pursuant to the Company's 1999 bonus plan. The stock is subject to forfeiture if, subject to certain exceptions, the recipient's employment with the Company terminates within two years after the date of the stock's issuance. The amounts for 1998 include $5 3/16 share for common stock issued pursuant to the Company's 1998 bonus plan.

(2) The amounts disclosed in this column include the value of Company provided term life insurance, leased car, Medical Reimbursement Plan, relocation expenses and country club dues and fees.

(3) Pursuant to the Company's 2000 bonus plan, 14,778 shares of the Company's common stock were awarded to the named executive officers, with 5,308 shares awarded to Mr. Foster; 3,891 shares awarded to Mr. Hasselbusch; 1,606 shares awarded to Mr. Bloem; 2,243 shares awarded to Mr. Nejes; and 1,730 shares awarded to Mr. Ryker. Dividends are payable on the restricted shares to the same extent as other shares of common stock. The awards set forth in this column also are included in the named executive officer's annual bonus and are further described in footnote (1). As of December 31, 2000, Mr. Foster held 10,801 shares of restricted common stock valued at $27,002; Mr. Hasselbusch held 7,004 shares valued at $17,510; Mr. Nejes held 4,764 shares valued at $11,910; and Mr. Bloem held 1,289 shares valued at $3,223.

(4) The amounts disclosed in this column include the Company contributions to the L.B. Foster Company Voluntary Investment Plan and the Supplemental Executive Retirement Plan.

(5) This amount includes relocation expenses in the amount of $92,363.

(6) The amounts disclosed are for a partial 1998 calendar year.

(7) This amount includes country club dues and fees of $5,378 and $9,807 for a leased car.

(8) Mr. Ryker began his employment with the Company in March, 2000 and the amounts disclosed are for a partial year.

 * The total is less than 10% of the executive's total salary and bonus for the year.

Option Grants

  The following table provides information on non-qualified stock options granted to the named executive officers in 2000:

                                                                    Potential Realizable
                                                                      Value at Assumed
                      Number of  % of Total                         Annual Rates of Stock
                       Shares     Options                            Price Appreciation
                     Underlying  Granted to   Exercise               for Option Term ($)
                       Options   Employees    or Base    Expiration ----------------------
Name                 Granted (a)  in 2000   Price ($/Sh)    Date           5%        10%
----                 ----------- ---------- ------------ ---------- ---------- -----------
Lee B. Foster II       100,000     25.16       $4.44       2/28/10  $  279,000 $  708,000
Stan L. Hasselbusch     50,000     12.58        4.44       2/28/10     140,000    354,000
Alec C. Bloem           25,000      6.29        3.44      10/10/10      54,000    137,000
Roger F. Nejes          25,000      6.29        4.44       2/28/10      70,000    177,000
Gary E. Ryker           50,000     12.58        4.44       3/05/10     140,000    354,000

------
(a) Other than with respect to options granted to Mr. Foster, each option vests at the rate of 25% per year, commencing one year after the date of grant, and is exercisable until ten years after the date of the grant. Mr. Foster's options are fully vested and also are exercisable until ten years after the date of the grant.

Option Exercises and Year-End Option Values

  The following table provides information on option exercises in fiscal 2000 by the named executive officers and such officers' unexercised options at December 31, 2000. The Company has not awarded any stock appreciation rights.

                                                 Number of Securities
                                                Underlying Unexercised     Value of Unexercised
                                                   Options At Fiscal      In-the-Money Options at
                        Shares                       Year-End (#)           Fiscal Year-End ($)
                     Acquired On     Value     ------------------------- -------------------------
Name                 Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                 ------------ ------------ ----------- ------------- ----------- -------------
Lee B. Foster II        35,000       32,900      182,500        --            --          --
Stan L. Hasselbusch       --           --         73,000      75,000          --           --
Alan C. Bloem             --           --          8,750      41,250          --          --
Roger F. Nejes            --           --         42,500      32,500          --           --
Gary E. Ryker             --           --           --        50,000          --           --

                      PERSONNEL & COMPENSATION COMMITTEE
                             AND OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The three member Personnel & Compensation Committee (the "Compensation Committee") of the Board of Directors is composed of non-employee directors and is generally responsible for determining the compensation of the Company's executive officers, except for decisions made by the Option Committee concerning stock option awards. The decisions by the Compensation Committee are then reviewed by the full board. This report is submitted by Messrs. Massman, Puth and Shaw in their capacity as the Personnel & Compensation Committee, and by Messrs. Puth, Rackoff and Shaw in their capacity as the Option Committee, and addresses the Company's compensation policies for 2000 as they were generally applicable to the Company's executive officers and as they were specifically applicable to Mr. Foster.

              COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS

  The Compensation Committee's policies are designed to enable the Company to attract and retain qualified executives and to provide incentives for the achievement of the Company's annual and long-term performance goals. The vehicles for compensating and motivating executive officers include cash compensation, stock awards, stock options, participation in a 401(k), a supplemental executive retirement plan and other benefits. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and currently does not anticipate paying compensation in excess of $1 million per annum to any employee.

  . Cash Compensation

  Each year the Company obtains survey data in order to determine the competitiveness of its pay structure for senior management. The surveys considered in determining the pay scales for 2000 covered companies that were manufacturers of durable goods with annual sales of up to $345 million, fabricators of metal products with annual sales of up to $381 million, or general manufacturers with sales of up to $362 million. The data indicates that the Company's executive officers' average base salaries were approximately equal to the blended average of the median base salaries for comparable positions in the durable goods manufacturing industry, in the metal fabricating industry and in the general manufacturing industry.

  The Company uses survey data only to establish rough guidelines for its decisions on executive compensation. Specific decisions are then made largely on subjective assessments of the officer's performance, the responsibilities and importance of the officer's position within the Company and the overall performance of the Company.

  During 2000, the Company also maintained an Incentive Compensation Plan to provide incentives and rewards for employees. Awards to executive officers under the Incentive Compensation Plan are in the form of both cash and Company stock and are based upon the Corporation's overall profitability, the officer's grade level and base salary and, for officers who are responsible for particular operating units, the performance of such operating units. For 2000, cash awards under the Plan ranged from

6.1% to 14.7% of the 2000 base pay of the Company's respective executive officers. Survey data indicate that the current salaries plus cash incentive compensation (excluding stock awards under the Incentive Compensation Plan) paid to the Company's executive officers were below the blended aggregate median cash compensation for comparable executive positions in the durable goods manufacturing industry, metal fabricating industry and general manufacturing industry. In addition, the Company awarded 24,882 shares of the Company's common stock to its executive officers, which stock is subject to forfeiture if, subject to certain exceptions, the executive's employment with the Company terminates within two years from the date of the award. Awards of stock to Messrs. Bloem, Foster, Hasselbush, Nejes and Ryker are included in the Summary Compensation Table.

  Many of the companies included in the peer group used to compare shareholder returns are substantially larger than the Company and do not necessarily represent the Company's most direct competition for executive talent. Consequently, the survey data used by the Compensation Committee does not correspond to the peer group index in the five-year Total Return graph included in the proxy statement.

  . Stock Option Plans

  The Company's 1985 Long-Term Incentive Plan as Amended and Restated and the 1998 Long-Term Incentive Plan (the "Plans") authorizes the award of stock options and stock appreciation rights ("SAR's") to key employees, officers and directors of the Company and its subsidiaries. The Plans are designed to motivate key employees by providing participants with a direct, financial interest in the long-term performance of the Company. The participants and their awards are determined by the Option Committee of the Board of Directors. The purchase price of optioned shares must be at least the fair market value of the common stock on the date the option is granted, and the term of options may not exceed ten (10) years. Both "incentive stock options" and "non-qualified stock options" may be awarded under the Plans. Stock appreciation rights may be awarded at any time prior to six months before the stock option's expiration date and represent the right to receive payment of an amount not exceeding the amount by which the average of the reported high and low sales prices of the Company's common stock on the trading day immediately preceding the date of exercise of the SAR exceeds the option exercise price. The exercise of a SAR cancels the related stock option. In determining the number of options to award a participant, the Option Committee generally takes into account, among other factors, the number of options previously awarded to the participant.

  . Retirement Plan

  The Company maintains the L.B. Foster Company Voluntary Investment Plan, a salary reduction plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees with over one (1) year of service. Eligible employees may contribute up to 15% (10% maximum on a pre-tax basis) of their compensation to the Plan, and the Company is required to contribute 1% of the employee's compensation plus $.50 for each $1.00 contributed by the employee, subject to a maximum of from 4% to 6% of the employee's compensation. Based upon the Company's financial performance against predetermined criteria, the Company may be required to contribute up to an additional $.50 for each $1.00 so contributed. The Company also may make additional discretionary contributions to the Plan. Company contributions vest upon completion of five (5) years of service. The

Company's contributions for 2000 to the Voluntary Investment Plan for Messrs. Foster, Hasselbusch, Bloem, Nejes and Ryker are included in the Summary Compensation Table. The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits which approximate the benefits which the executives cannot receive under the Voluntary Investment Plan because of Internal Revenue Code limitations.

  . Other Compensation Plans

  At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain executive officer leased vehicle, life and health insurance programs. The incremental cost to the Company of the executive officers' benefits provided under these programs for Messrs. Bloem, Foster, Hasselbusch, Nejes and Ryker are included in the Summary Compensation Table, if such benefits exceeded 10% of named officer's salary and bonus for the year. Benefits under these plans are not directly or indirectly tied to Company performance.

                        Mr. Foster's 2000 Compensation

  Mr. Foster is eligible to participate in the same executive compensation plans as are available to other executive officers. Mr. Foster's salary was increased on March 1, 2000 to an annual salary of $310,000. Mr. Foster's 2000 base compensation was approximately 7.03% below the blended average of the median base salary for chief executive officers of metal fabricating companies with median sales of $97 million, durable goods manufacturing companies with median sales of $245 million and general manufacturing companies with median sales of $300 million. Consistent with the Compensation Committee's general practice, there was no special attempt to set Mr. Foster's compensation in any particular relationship to the compensation data.

  As a participant in the Incentive Compensation Plan, Mr. Foster received a cash award of $45,006 for 2000 plus 5,308 restricted shares of the Company's common stock. Under the Plan, Mr. Foster's award was based upon the Company's 2000 pre-tax income. Mr. Foster's 2000 total of base salary and cash incentive compensation (excluding stock awards) was below the blended median total cash compensation of chief executive officers in the durable goods manufacturing industry, in the metal fabrication industry and in general manufacturing. Consistent with its goal of aligning management and shareholder interests, the Option Committee on March 1, 2000 awarded to Mr. Foster an option to purchase up to 100,000 shares of the Company's common stock at a price of $4.44/share.

                                       PERSONNEL & COMPENSATION COMMITTEE

                                       John W. Puth, Chairman
                                       Richard L. Shaw
                                       Henry J. Massman IV

                                       OPTION COMMITTEE

                                       John W. Puth
                                       William H. Rackoff
                                       Richard L. Shaw


                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
AMONG L.B. FOSTER COMPANY, PEER GROUP INDEX AND NASDAQ STOCK MARKET (U.S.) INDEX
Measurement period       L.B. FOSTER    PEER GROUP   NASDAQ STOCK
(Fiscal year Covered)    COMPANY        INDEX        INDEX MARKET (U.S.)
Measurement PT -
12/31/95                 $100           $100         $100
FYE 12/31/1996           $ 88           $ 99         $123
FYE 12/31/1997           $116           $111         $151
FYE 12/31/1998           $156           $ 78         $213
FYE 12/31/1999           $115           $ 93         $395
FYE 12/31/2000           $ 59           $ 74         $238

  The Peer Group is composed of the following steel or iron related companies where stocks are listed on domestic securities exchanges: Ampco-Pittsburgh Corp., Bayou Steel Corp. La Place, Bethlehem Steel Corp., Birmingham Steel Corp., Carpenter Technology Corp., Friedman Inds. Inc., Hmi Inds. Inc., Keystone Cons Inds. Inc., LTV Corp. New, Matec Corp., Maverick Tube Corp., Meridian Natl. Corp., N S Group, Inc., Nucor Corp., Oregon Steel Mills, Inc., Precision Castparts Corp., Quanex Corp., Texas Inds. Inc., Tubos De Acero De Mexico S. A., Tyler Technologies, Inc. Del., USX-US Steel Company, Weirton Steel Corp., Whx Corp.

                            ADDITIONAL INFORMATION

  Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.

  Representatives of Ernst & Young, LLP are expected to be in attendance at the meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement if they so desire.

  Stockholders' proposals intended to be presented at the Company's 2002 annual meeting must be received by the Company no later than December 31, 2001 to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. A nomination of a person for election as a director and any other proposal made by a shareholder shall not be considered unless written notice has been received by the Company's Secretary not less than 90 days in advance of the meeting or, if later, the seventh calendar day following the first public announcement of the date of the meeting.

Pittsburgh, Pennsylvania
April 5, 2001

                                                                      Exhibit A

                              L.B. FOSTER COMPANY

                                 ------------

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                 ------------

                                    CHARTER

I.Purpose

  The Audit Committee's primary function is to fulfill its oversight responsibilities by reviewing: the Corporation's audited financial reports and interim financial reports; the Corporation's systems of internal controls regarding finance, accounting and legal compliance that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes. The Audit Committee's primary duties and responsibilities are to:

  .Monitor the Corporation's financial reporting process and internal control system.

  . Review and evaluate the work of the Corporation's independent accountants and internal auditing department.

  . Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

  The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.Composition

  The Audit Committee shall consist of three or more directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The term "independent director" in this Section II shall have the meaning set forth both in the NASDAQ's Audit Committee Requirements, as from time to time amended. All members of the Committee shall have a working familiarity with basic finance and accounting practices and at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

  The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless the Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. A member of the Committee shall immediately resign if he should cease to be an independent director and his successor shall be selected by the full Board.

III.Meetings

  The Committee shall meet at least two times annually, or more frequently as circumstances dictate. Special meetings may be called by either the Chairman of the Board or the Chairman of the Committee. In order to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or either of these groups believe should be discussed privately. In addition, the Committee, or at least its Chair, should meet with the independent accountants and management quarterly to review the Corporation's interim financial statements.

IV.Responsibilities and Duties

  To fulfill its responsibilities and duties the Audit Committee shall:

  Documents/Reports; Review, Discussion and Recommendations

  1. Review this Charter at least annually and, if appropriate, update this Charter.

  2. Review and discuss the Corporation's audited financial statements with management.

  3. Discuss with the independent auditors the matters required to be discussed by SAS 61, as it may be modified or supplemented.

  4. Receive the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as it may be modified or supplemented, and discuss with the independent accountants their independence.

  5. If appropriate, and based on the review and discussion referred to in paragraphs (IV) 2 through (IV) 4 of this Charter, recommend to the Board of Directors that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K.

  6. Review with financial management and the independent accountants each Quarterly Report on Form 10-Q prior to its filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

  Independent Accountants

  7. Review and recommend to the Board of Directors the independent accountants to be appointed to audit the books of the Corporation, its operating groups and subsidiaries, approve the compensation of the outside accountants and review and approve any recommendations for the discharge of the independent accountants.

  8. Periodically consult with the independent accountants about internal controls and the quality and accuracy of the Corporation's financial statements and elicit the independent accountants' recommendations for improving the Corporation's internal controls.

   9. Periodically confirm that the independent accountants understand that their ultimate accountability is to the Board of Directors and the Audit Committee, as representatives of the shareholders.

  Financial Reporting Processes

  10. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

  11. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditing department.

  Process Improvement

  12. Following completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

  13. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

  14. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

  15. Review activities, organizational structure and qualifications of the internal audit department.

  16. Review, with the Corporation's counsel or other counsel selected by the Committee, any legal matter that could have a significant impact on the Corporation's financial statements.

  17 Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

V.Resources

  The Audit Committee will be provided with the necessary resources (both internal and external) to carry out its duties. The Committee may retain outside counsel, accountants or others to assist the Committee discharge its duties when, in the Committee's judgment, such assistance is appropriate.

                    PLEASE MARK, DATE, SIGN AND MAIL YOUR
                    PROXY CARD BACK AS SOON AS POSSIBLE!


                       ANNUAL MEETING OF STOCKHOLDERS
                             L.B. FOSTER COMPANY

                                MAY 9, 2001



               Please Detach and Mail in the Envelope Provided

--------------------------------------------------------------------------------

A [X]  Please mark your
       votes as in this
       example.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEM 2 AND "FOR" ITEM 3.

Item 1.  Election of the following nominees as Directors.


  FOR all          WITHHOLD AUTHORITY
  Nominees       to vote for all nominees      Nominees:  L.B. Foster II
                                                          H.J. Massman IV
   [ ]                    [ ]                             J.W. Puth
                                                          W.H. Rackoff
                                                          R.L. Shaw

  WITHHOLD AUTHORITY to vote for the following only: (Write the name of the Nominee(s)) in the space below.


________________________________________________________________________________


Item 2.  Approve 1998 Long-Term Incentive Plan as amended and restated.

                   FOR           AGAINST           ABSTAIN

                   [ ]             [ ]               [ ]



Item 3.  Approve appointment of Ernst & Young as Independent Auditors for 2001.

                   FOR           AGAINST           ABSTAIN

                   [ ]             [ ]               [ ]


               (PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                     PROMPTLY IN THE ENCLOSED ENVELOPE)



Signature: __________________________________________ Date: ______________, 2001



_____________________________________________________ Date: ______________, 2001
      SIGNATURE IF HELD JOINTLY


NOTE: Please sign exactly as name appears on the certificate representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee or guardian, please sign full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign the partnership name by authorized person.

                                     PROXY

                              L.B. FOSTER COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 9, 2001

The undersigned hereby appoints Lee B. Foster II and Stan L. Hasselbusch, and each or any of them, to represent the L.B. Foster Company common stock of the undersigned at the Annual Meeting of Stockholders of L.B. Foster Company to be held at the Radisson Hotel Green Tree, 101 Marriott Drive, Pittsburgh, Pennsylvania on May 9, 2001 at 11:00 a.m. or at an adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEM 2 AND "FOR"
ITEM 3. If any other matter should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director in unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.

          (PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY)